Exhibit 5.1
     July 31, 2007
Business Objects S.A.
European Headquarters
157-159 rue Anatole France
92300 Levallois-Perret
France
Ladies and Gentlemen:
     Reference is made to the registration statement on Form S-8 (the “Registration Statement”) filed by Business Objects S.A., a société anonyme organized under the laws of the Republic of France (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), in connection with the registration of up to a maximum number of 1,510,000 ordinary shares nominal value 0.10 euro per ordinary share (the “Shares”), of which 210,000 ordinary shares will be issued pursuant to the exercise of warrants authorized by the Company’s shareholders pursuant to the twentieth, twenty-first, twenty-second, twenty-third and twenty-fourth resolutions of the ordinary and extraordinary general meeting of shareholders of June 5, 2007, and granted by the board of directors of the Company on June 5, 2007 (the “Warrants”); 300,000 ordinary shares will be issued under the French Employees Savings Plan pursuant to the thirteenth resolution of the ordinary and extraordinary general meeting of shareholders of June 5, 2007; 700,000 ordinary shares will be issued in favor of the 2004 Business Object S.A. Employee Benefits Trust (the “Trust”) under the 2004 International Employee Purchase Plan pursuant to the fourteenth resolution of the ordinary and extraordinary general meeting of shareholders of June 5, 2007; and 300,000 ordinary shares will be issued under the 2006 Stock Plan pursuant to the seventeenth resolution of the ordinary and extraordinary general meeting of shareholders of June 5, 2007.
     In connection with this opinion, we, as your French special counsel, have examined copies of the following documents:
i.	certified excerpts respectively relating to the thirteenth, fourteenth, seventeenth, twentieth, twenty-first, twenty-second, twenty-third and twenty-fourth resolutions of the ordinary and extraordinary general meeting of the shareholders of the Company held on June 5, 2007;

ii.	a copy of the appraiser’s report on the issuance of the Warrants respectively relating to the twentieth, twenty-first, twenty-second, twenty-third and twenty-fourth resolutions (“rapport du commissaire aux avantages particuliers”) dated May 18, 2007;

iii.	a copy of the statutory auditors’ special report relating to the issuance of the Warrants respectively relating to the twentieth, twenty-first, twenty-second, twenty-third and twenty-fourth resolutions (“rapport des commissaires aux comptes sur l’émission de bons de souscription d’actions avec suppression du droit préférentiel de souscription”) dated May 15, 2007;

iv.	a copy of the statutory auditors’ special report relating to the French Employees Savings Plan pursuant to the thirteenth resolution of the ordinary and extraordinary general meeting of shareholders of June 5, 2007, dated May 15, 2007;

v.	a copy of the statutory auditors’ special report relating to the Trust under the 2004 International Employee Purchase Plan pursuant to the fourteenth resolution of the ordinary and extraordinary general meeting of shareholders of June 5, 2007, dated May 15, 2007;

vi.	a copy of the statutory auditors’ special report relating to the 2006 Stock Plan pursuant to the seventeenth resolution of the ordinary and extraordinary general meeting of shareholders of June 5, 2007, dated May 15, 2007;

vii.	a certified copy of the extract of the decision of the board of directors of the Company held on June 5, 2007 relating to the issuance of the Warrants; and

viii.	an Extrait K-bis of the Company, dated July 9, 2007, issued by the Registre du commerce et des sociétés of Nanterre on July 11, 2007; and

ix.	a certified copy of the by-laws of the Company dated June 5, 2007 (the “Statuts”);
together with such other corporate documents and such questions of law, as we have considered necessary or appropriate for the purpose of this opinion.
     In connection with this opinion, we have examined originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons and such other documents, agreements and instruments, as we have deemed necessary as a basis for the opinion set forth below.
     In the context of such examination, we have relied as to certain matters on information obtained from officials of the Company and other sources believed by us to be responsible, and we have assumed:
(a)	the genuineness of all signatures;

(b)	the authenticity of all documents submitted to us as originals;

(c)	the conformity with the originals of all documents submitted to us as copies;

(d)	that the meetings of the shareholders and of the board of directors of the Company have been duly convened and held, that all formalities required to be fulfilled prior to the convening of such meetings have been fulfilled, that the resolutions adopted at such meetings were duly adopted and that the minutes of such meetings accurately reflect the business carried out, and decisions made, at such meetings; and

(e)	that the Trust is validly existing under the laws of the State of California and has corporate power and authority to own and operate its assets and to conduct its business as described in the 2004 International Employee Stock Purchase Plan and to enter into and perform its obligations thereunder.
     “Generally Applicable Law” means the laws of the Republic of France (including the rules or regulations promulgated thereunder or pursuant thereto), that a French avocat exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company or the Shares. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company solely because of the specific assets or business of the Company or any of its affiliates.
     We are admitted to practice as avocats in the Republic of France. Our opinion set forth below is limited to Generally Applicable Law as presently in force and currently applied in the Republic of France as of the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     Upon the basis of such examination, subject to any matter not disclosed to us by the parties concerned and subject to the board of directors and, as the case may be, the chief executive officer acting upon delegation, taking such actions as shall be required to cause Shares to be issued under the thirteenth, fourteenth and seventeenth resolutions of the ordinary and extraordinary general meeting of the shareholders of the Company held on June 5, 2007, we advise you that, in our opinion, any Shares to be issued pursuant to the shareholders resolutions referred to above, to the extent that they are:
-	issued in compliance with the shareholders resolutions referred to above, the board of directors decisions, the provisions of the relevant plan, the Statuts and the then applicable law, and

-	fully paid up in accordance with the shareholders resolutions referred to above, the board of directors decisions and the provisions of the relevant plan, will be validly issued, non-assessable and fully paid up.

     We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the heading “Legal Matters”. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Shearman & Sterling LLP

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